EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the American depositary shares, one (1) of which represents five (5) Class A ordinary shares, par value of $0.001 per share, of Tarena International, Inc., dated as of February 14, 2024 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 14, 2024

Theodore Walker Cheng-De King

/s/ Theodore Walker Cheng-De King

Sutro Park Ltd.

/s/ Theodore Walker Cheng-De King
Name: Theodore Walker Cheng-De King
Title: Director